EXHIBIT 10.3

Execution Copy

SEVENTH AMENDMENT TO THIRD AMENDED

AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Seventh Amendment”) is made as of the 30th day of March, 2004 by and among PW Eagle, Inc., a Minnesota corporation (“Borrower”), the lenders who are signatories hereto (“Lenders”), and Fleet Capital Corporation, a Rhode Island corporation (“FCC”), as agent for Lenders hereunder (FCC, in such capacity, being “Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and Lenders entered into a certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2002 as amended by a certain First Amendment to Third Amended and Restated Loan and Security Agreement (“First Amendment”) dated as of February 4, 2003 by and among Borrower, Lenders and Agent, by a certain Second Amendment to Third Amended and Restated Loan and Security Agreement (“Second Amendment”) dated as of May 30, 2003 by and among Borrower, Lenders and Agent, by a certain Third Amendment to Third Amended and Restated Loan and Security Agreement (“Third Amendment”) dated as of August 7, 2003 by and among Borrower, Lenders and Agent, by a certain Fourth Amendment to Third Amended and Restated Loan and Security Agreement (“Fourth Amendment”) dated as of September 15, 2003 by and among Borrower, Lenders and Agent, by a certain Fifth Amendment to Third Amended and Restated Loan and Security Agreement (“Fifth Amendment”) dated as of September 30, 2003 among Borrower, Lenders and Agent and by a certain Sixth Amendment to Third Amended and Restated Loan and Security Agreement (“Sixth Amendment”) dated as of November 6, 2003 (said Third Amended and Restated Loan and Security Agreement, as so amended, is hereinafter referred to as the “Loan Agreement”); and

WHEREAS, Borrower desires to amend and modify certain provisions of the Loan Agreement and, subject to the terms hereof, Agent and Lenders are willing to agree to such amendments and modifications;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrower, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement.

2. Additional Definition. The following definition of “Excess Cash Flow” is hereby inserted into Appendix A to the Loan Agreement.

“Excess Cash Flow – with respect to any fiscal year of Borrower, commencing with the fiscal year ending December 31, 2004, 50% of the amount equal to the sum of net income plus depreciation, amortization and other non-cash charges deducted in determining net income and minus the sum of Interest Expense (as defined in Exhibit 8.3) paid in cash, income taxes paid in cash, regularly scheduled payments of principal on Indebtedness for Money Borrowed, non-cash income included in determining net income and Capital Expenditures which are not financed, all for such fiscal year and all determined for Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP.”

3. Waiver. Upon the “Seventh Amendment Effective Date” (as defined below), Agent and Lenders shall be deemed to have waived any Event of Default resulting from the failure of Borrower to comply with the provisions of Section 8.3 regarding (w) minimum Interest Coverage Ratio for the fiscal period of twelve months ending December 31, 2003, (x) Fixed Charge Coverage Ratio for the fiscal period of twelve months ending December 31, 2003, (y) minimum Net Worth for the fiscal period ending December 31, 2003 and (z) maximum Funded Debt to EBITDA Ratio for the twelve month period ending December 31, 2003. The waiver contained in this Section 3 of this Seventh Amendment does not apply to any Section of the Loan Agreement other than Section 8.3 (minimum Interest Coverage Ratio, Fixed Charge Coverage Ratio, Net Worth and maximum Funded Debt to EBITDA Ratio) or to any other fiscal period other than the fiscal period ending December 31, 2003.

4. Term Loan. The aggregate amount of scheduled quarterly installments of principal due with respect to the Term Loan on each March 31, June 30, September 30 and December 31 within the Term hereof shall be reduced from $650,000 to $400,000, commencing with the quarterly principal installments due March 31, 2004. On the Seventh Amendment Effective Date, Borrower shall execute and deliver to Agent for the benefit of Lenders, amended and restated Term Notes in the form attached hereto as Exhibits 1.3A-1 and 1.3A-2.

5. Excess Cash Flow. The following is inserted into the Loan Agreement as subsection 3.3.5:

“3.3.5 Excess Cash Flow Recapture. Borrower shall repay the Term Loan in amounts equal to the lesser of (x) Borrower’s Excess Cash Flow with respect to each fiscal year of Borrower during the Term hereof and (y) $1,000,000, commencing with the fiscal year ending December 31, 2004, such prepayments to be based upon, and made within 5 Business Days following the due date for delivery by Borrower to Agent of the annual financial statements required by subsection 8.1.3(i) hereof and each such prepayment shall be applied to the Term Loan in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.”

6. Hastings and Baker Sale and Leaseback. Agent, Lenders and Borrower agree that the proceeds from the “Hastings Sale and Leaseback Transaction” and the “Baker City Sale and Leaseback Transaction” (as defined in the Fifth Amendment) shall be applied to the outstanding principal balance of the Revolving Credit Loans (without a permanent reduction in the Maximum Revolving Loan Amount). The provisions of Sections 2 and 3 of the Fifth Amendment are hereby amended so that clauses (ii) and (vi) of such Section 2 and Section 3 read as follows:

“2. Consent to Hastings, Nebraska Real Property Sale and Leaseback. In reliance upon and subject to the accuracy of the representations set forth in this Fifth Amendment, upon the Fifth Amendment Effective Date, Majority Lenders hereby consent to the sale by Borrower of the real Property, facility, and fixtures located at Hastings, Nebraska and the leaseback of same by PW Poly (as defined below) (the “Hastings Sale and Leaseback”); provided, that (i) the aggregate net cash proceeds to Borrower received in respect of the Hastings Sale and Leaseback shall be at least $1,128,000, (ii) Borrower shall pay the entire net cash proceeds to Agent, with such proceeds to be applied for payment of the Revolving Credit Loans as provided in Section 6 of the Seventh Amendment, (iii) the maximum annual gross lease payment (including, without limitation, obligations to reimburse landlord’s expenses) in respect of the Hastings Sale and Leaseback shall not exceed $183,300, which lease payments shall be the obligation of PW Poly and Borrower shall have no liability therefor, (iv) the Hastings Sale and Leaseback shall be a bona fide arm’s length transaction, (v) the documentation in respect of the Hastings Sale and Leaseback shall be reasonably satisfactory in all material respects to Agent (it being agreed that such documentation shall be deemed to be satisfactory if, taken as a whole, such documentation is no less favorable to Agent from a risk allocation perspective than the Sale and Leaseback Documents) and (vi) if the Hastings Sale and Leaseback is not consummated by May 31, 2004, then this Section 2 shall be null and void ab initio.

3. Consent to Baker City, Oregon Real Property Sale and Leaseback. In reliance upon and subject to the accuracy of the representations set forth in this Fifth Amendment, upon the Fifth Amendment Effective Date, Majority Lenders hereby consent to the sale by Borrower of the real Property, facility, and fixtures located at Baker City, Oregon and the leaseback of same by PW Poly (as defined below) the “Baker City Sale and Leaseback”); provided, that (i) the aggregate net cash proceeds to Borrower received in respect of the Baker City Sale and Leaseback shall be at least $584,000, (ii) Borrower shall pay the entire net cash proceeds to Agent, with such proceeds to be applied to the Revolving Credit Loans as provided in Section 6 of the Seventh Amendment, (iii) the maximum annual gross lease payment (including, without limitation, obligations to reimburse landlord’s expenses) in respect of the Baker City Sale and Leaseback shall not exceed $94,900, which lease payments shall be the obligations of PW Poly and Borrower shall have no liability therefor, (iv) the Baker City Sale and Leaseback shall be a bona fide arm’s length transaction, (v) the documentation in respect of the Baker City Sale and Leaseback shall be reasonably satisfactory in all material respects to Agent (it being agreed that such documentation shall be deemed to be satisfactory if, taken as a whole, such documentation is no less favorable to agent from a risk allocation perspective than the Sale and Leaseback Documents) and (vi) if the Baker City Sale and Leaseback is not consummated by May 31, 2004, then this Section 3 shall be null and void ab initio.”

7. Amendment Fee. In order to induce Agent and Lenders to enter into this Seventh Amendment, Borrower agrees to pay to Agent, for the ratable benefit of Lenders, an amendment fee equal to $219,660.81. Said amendment fee shall be deemed fully earned and non-refundable and shall be due and payable on the Seventh Amendment Effective Date.

8. Conditions Precedent. This Seventh Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(A) Borrower, Agent and Lenders shall have executed and delivered to each other this Seventh Amendment;

(B) Borrower and the lenders under the Subordinated Note Documents shall have entered into an amendment to the Subordinated Note Documents in form and substance acceptable to Agent;

(C) Borrower and Lessor shall have entered in an amendment to the Sale and Leaseback Documents in form and substance acceptable to Agent;

(D) Borrower shall have paid to Agent for the ratable benefit of Lenders the amendment fee referred to in Section 7 of this Seventh Amendment; and

(E) Borrower shall have executed and delivered to Agent for the benefit of Lenders the amended and restated Term Notes in the forms attached hereto and incorporated herein as Exhibits 1.3A-1 and 1.3A-2.

The date on which all of the foregoing conditions precedent are satisfied shall be called the “Seventh Amendment Effective Date.” After the Seventh Amendment Effective Date, Lenders shall return to Borrower the Term Notes delivered to them on the Closing Date marked “Amended and Superceded.”

9. Miscellaneous.

a. This Seventh Amendment is limited as specified and shall not constitute an amendment, modification or waiver of any other provision of the Loan Agreement or any other Loan Document.

b. This Seventh Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

10. Payment of Interest on the Subordinated Note. Upon the Seventh Amendment Effective Date, Agent and Lenders shall be deemed to have consented to the payment of interest due on the Subordinated Note in the amount of up to $2,360,000.

11. Financial Covenants. Upon the Seventh Amendment Effective Date, Exhibit 8.3 to the Loan Agreement shall be deleted and Exhibit 8.3 attached hereto and incorporated herein shall be inserted in its stead.

12. Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

(Signature Page Follows)

(Signature Page to Seventh Amendment to

Third Amended and Restated Loan and Security Agreement)

IN WITNESS WHEREOF, this Seventh Amendment has been duly executed as of the day and year specified at the beginning hereof.

PW EAGLE, INC., (“Borrower”)

By:	/s/ Scott Long

Name: Scott Long Title: CFO

FLEET CAPITAL CORPORATION, as Agent and as a Lender

By:	/s/ Brian Conole

Name: Brian Conole Title: Senior vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as Lender

By:	/s/ Anthony Alexander

Name: Anthony Alexander Title: Vice President

EXHIBIT 8.3

FINANCIAL COVENANTS

Consolidated Net Income means, with respect to Borrower and its Subsidiaries for any fiscal period, the net income (or loss) of Borrower and its Subsidiaries for such period taken as a whole (determined in accordance with GAAP on a consolidated basis), but excluding in any event: (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets or from any transaction classified as extraordinary under GAAP, any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; (b) the proceeds of any life insurance policy; (c) net earnings and losses of any business entity, substantially all the assets of which have been acquired in any manner by Borrower, realized by such business entity prior to the date of such acquisition; (d) net earnings and losses of any business entity which shall have merged into Borrower earned or incurred prior to the date of such merger; (e) net earnings of any business entity (other than a Consolidated Subsidiary) in which Borrower has an ownership interest unless such net earnings shall have been received by Borrower in the form of cash distributions; (f) earnings resulting from a reappraisal, revaluation or write-up of assets; (g) any charge to net earnings resulting from the amortization of the value of stock options given to employees to the extent required by FASB 25; (h) any increase or decrease of net income arising from a change in Borrower’s accounting methods; (i) any gains resulting from the forgiveness of Funded Debt or the retirement of Funded Debt at a discount; (j) any gain arising from the acquisition of any Securities of Borrower; and (k) any reversal of any contingency reserve, except that provision for such contingency reserve shall have been made from income arising during such period.

EBITDA With respect to any fiscal period, the sum of Borrower’s Consolidated Net Income plus amounts deducted in determining Consolidated Net Income in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense; and (c) Interest Expense for such period.

Fixed Charge Coverage Ratio - With respect to any period of determination, the ratio of (i) EBITDA of Borrower for such period minus income taxes paid in cash and non-financed Capital Expenditures during such period to (ii) Fixed Charges.

Fixed Charges - For any period of determination, the sum of (a) scheduled principal payments of Funded Debt (including the principal portion of scheduled payments of Capital Lease Obligations), (b) Interest Expense paid in cash included in the determination of Consolidated Net Income, and (c) dividends paid on Borrower’s capital stock.

Exhibit 8.3 – Page 1

Funded Debt - means: (i) Indebtedness arising from the lending of money by any Person to Borrower, including, without limitation, the Obligations; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower for purposes of the Funded Debt to EBITDA Ratio for the nine months ending September 30, 2002, EBITDA for such period shall be actual EBITDA for such period multiplied by four-thirds (4/3s) for one most recently ended twelve month period; provided, that, under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iv) hereof if owed directly by Borrower or any guaranty having the economic effect of guaranteeing any of the obligations of any other Person. In computing the amount of Funded Debt, the Subordinated Notes will be valued at full face value (less any payments thereon) without giving effect to any original issue discount.

Funded Debt to EBITDA Ratio - With respect to any date, the ratio of (i) total Funded Debt as of such date to (ii) EBITDA for the most recently ended twelve month period.

Interest Coverage Ratio - With respect to any period of determination, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash for such period, all as determined in accordance with GAAP.

Interest Expense - With respect to any fiscal period, the interest expense incurred for such period excluding interest income as determined in accordance with GAAP.

Investment - All investments in the property or assets of any person, in cash or property, whether by way of advance, loan, extension of credit by Borrower or any of its Subsidiaries (by way of guaranty or otherwise) or capital contribution, or purchase of stock, bonds, notes, debentures or other securities or any assets constituting the purchase of a business or line of business.

Net Worth - Book net worth of Borrower as determined in accordance with GAAP. For purposes of this Exhibit 8.3, Net Worth shall include any unamortized value assigned to the Warrants issued in connection with the Subordinated Notes which value was calculated in accordance with GAAP and is contained in Borrower’s Consolidated Financial Statements.

Exhibit 8.3 – Page 2

Interest Coverage Ratio - Borrower shall not permit the Interest Coverage Ratio as of the last date of the period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
For 6 months ending 6/30/04	1.30 to 1

For 9 months ending 9/30/04	1.45 to 1

Trailing 12 month period ending 12/31/04	1.35 to 1

Trailing 12 month period ending 3/31/05	1.35 to 1

Trailing 12 month period ending 6/30/05 and each 9/30, 12/31, 3/31 and 9/30 thereafter	1.70 to 1

Fixed Charge Coverage Ratio - Borrower shall not permit the Fixed Charge Coverage Ratio as of the last date of the period set forth below to be less than the ratio set forth opposite such period below:

Period	Ratio
For 6 months ending 6/30/04	1.00 to 1

Trailing 9 month period ending 9/30/04	1.00 to 1

Trailing 12 month period ending 12/31/04	1.00 to 1

Trailing 12 month period ending 3/31/05	1.00 to 1

Trailing 12 month period ending 6/30/05 and each 9/30, 12/31, 3/31 and 6/30 thereafter	1.10 to 1

Exhibit 8.3 – Page 3

Funded Debt to EBITDA Ratio - Borrower shall not permit the Funded Debt to EBITDA Ratio for any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
6 months ending 6/30/04	9.50 to 1

9 months ending 9/30/04	7.50 to 1

Trailing 12 month period ending 12/31/04	8.50 to 1

Trailing 12 month period ending 3/31/05	8.50 to 1

Trailing 12 month period ending 6/30/05 and each 9/30, 12/31, 3/31 and 6/30 thereafter	5.00 to 1

provided that for purposes of this Funded Debt to EBITDA Ratio with respect to (x) the six month period ending 6/30/04, Borrower’s EBITDA for said six month period shall be multiplied by two (2) and (y) for the nine month period ending 9/30/04, Borrower’s EBITDA for said nine month period shall be multiplied by four-thirds (4/3).

For purposes of this Section 8.3, EBITDA, for fiscal periods ending on or prior to December 31, 2004, shall not include restructuring charges of up to $1,000,000 which were incurred in fiscal year 2003, but were expensed in fiscal year 2004 and up to $400,000 of expenses incurred in connection with the PW Poly Transaction (as defined in the Fifth Amendment).

Exhibit 8.3 – Page 4

EXHIBIT 1.3A-1

(Term Note)

$5,175,729.65	Amended and Restated As of March 30, 2004 Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrower”), hereby promises to pay to the order of Fleet Capital Corporation, a Rhode Island corporation (hereinafter “Lender”), or its registered assigns at the office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of Five Million One Hundred Seventy-Five Thousand Seven Hundred Twenty-Nine and 65/100 Dollars ($5,175,729.65), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.

This Secured Promissory Note (the “Note”) is one of the Term Notes referred to in, and is issued pursuant to, that certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2002, by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation (“FCC”) as Agent for said lenders (FCC in such capacity “Agent”) (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

For so long as no Event of Default shall have occurred and be continuing the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) Interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;

(b) Principal shall be due and payable quarterly commencing on March 31, 2004 and continuing on each June 30, September 30, December 31 and March 31 thereafter to and including June 30, 2005, in installments equal to $240,000.

(c) The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on August 20, 2005.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrower may also prepay this Note in the manner provided in Section 4 of the Loan Agreement.

Upon the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

Exhibit 1.3A-1 – Page 5

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

PW EAGLE, INC.

By:	/s/ Scott Long

Name: Title:	Scott Long CFO

Exhibit 1.3A-1 – Page 6

[EXECUTION COPY]

EXHIBIT 1.3A-2

(Term Note)

$3,450,486.43	Amended and Restated As of March 30, 2004 Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrower”), hereby promises to pay to the order of The CIT Group, Business Credit, Inc., a Delaware corporation (hereinafter “Lender”), or its registered assigns at the office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of Three Million Four Hundred Fifty Thousand Four Hundred Eighty-Six and 43/100 Dollars ($3,450,486.43), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.

This Secured Promissory Note (the “Note”) is one of the Term Notes referred to in, and is issued pursuant to, that certain Third Amended and Restated Loan and Security Agreement dated as of September 30, 2002, by and among Borrower, the lender signatories thereto (including Lender) and Fleet Capital Corporation (“FCC”) as Agent for said lenders (FCC in such capacity “Agent”) (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

For so long as no Event of Default shall have occurred and be continuing the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

(a) Interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;

(b) Principal shall be due and payable quarterly commencing on March 31, 2004 and continuing on each June 30, September 30, December 31 and March 31 thereafter to and including June 30, 2005, in installments equal to $160,000.

(c) The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on August 20, 2005.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrower may also prepay this Note in the manner provided in Section 4 of the Loan Agreement.

Upon the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

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This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

PW EAGLE, INC.

By:	/s/ Scott Long

Name: Title:	Scott Long CFO

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